Filed Pursuant to Rule 424(b)(3)
Registration No. 333‑209026

Supplement No. 1 dated October 23, 2017

to Prospectus Supplement dated April 26, 2017

(to the Prospectus dated February 4, 2016)

6,410,258 SHARES OF COMMON STOCK

$0.78 per share

WARRANTS TO PURCHASE 3,205,129 SHARES OF COMMON STOCK

This Supplement No. 1, or Supplement, modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus supplement dated April 26, 2017 and the accompanying prospectus dated February 4, 2016, or collectively the Prospectus, relating to the sale of our common stock, warrants to purchase shares of our common stock and common stock issuable from time to time pursuant to the exercise of the warrants. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all other supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-7 of the Prospectus and in the documents incorporated by reference into the Prospectus.

FORWARD-LOOKING STATEMENTS

         You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our business strategy, operating results, financial position, product pipeline, clinical trial timing and plans, clinical and regulatory pathways for our development programs, the achievement of clinical and commercial milestones, and the advancement of our technologies and our proprietary, co-developed and partnered products and product candidates. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

AMENDMENT AND REPRICING OF WARRANTS

We offered all holders of warrants issued pursuant to the Securities Purchase Agreements dated April 26, 2017 between us and the investors in the offering, or the Securities Purchase Agreements, the opportunity to exercise all of such warrants for cash in exchange for amending such warrants to permit the immediate exercise of such warrants, reducing the exercise price,  and issuing a number of new warrants.  We received acceptance of the warrant exercise offer, or the Acceptance, from five holders on October 23, 2017, and entered, on the same date, into separate warrant exercise agreements with such holders. Pursuant to the Acceptance and the separate warrant exercise agreements, each of these Holders agreed to exercise all of their warrants issued pursuant to the Securities Purchase Agreements for cash in exchange for (1) amending such warrants to permit the immediate exercise of such warrants, which were not previously exercisable until October 28, 2017, (2) reducing the exercise price from $0.90 to $0.24 and (3) issuing a number of new warrants to the holders in a concurrent private placement equal to 150% of the number of warrants being exercised (rounded down to the nearest whole share in case of fractional shares) with an exercise price of $0.30 per share.

This Supplement is being filed to replace the October 28, 2017 initial exercise date with an October 23, 2017 initial exercise date and to replace the $0.90 exercise price with a $0.24 exercise price for the following warrants:

Holder	No. of Common Stock Warrants Subject to Repricing

Empery Asset Master, Ltd.	1,093,229

Empery Tax Efficient, LP	559,501

Anson Investments Master Fund LP	320,513

Intracoastal Capital LLC	320,513
Empery Tax Efficient II, LP	270,347

Total	2,564,103

Supplement No. 1 to Prospectus Supplement

Dated October 23, 2017